Exhibit 5.1
5441 Kietzke Lane | Second Floor | Reno, Nevada 89511
Telephone (775) 327-3000 | Facsimile (775) 786-6179
www.halelane.com
May 5, 2006
Halozyme Therapeutics, Inc.
11588 Sorrento Valley Road, Suite 17
San Diego, CA 92121
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     We are acting as special Nevada counsel for Halozyme Therapeutics, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of (i) 2,000,000 shares of Common Stock, par value $.001 per share, of the Company reserved for issuance upon exercise of stock options issued or to be issued under the Company’s 2006 Stock Plan (the “2006 Plan”), and (ii) 500,000 shares of Common Stock, par value $.001 per share, of the Company reserved for issuance upon exercise of stock options issued or to be issued under the Company’s 2005 Outside Directors’ Stock Plan (the “2005 Plan”). The shares of Common Stock to be registered under the 2006 Plan and the 2005 Plan are collectively referred to herein as the “Common Stock”.
     We have reviewed and are familiar with (a) the Company’s Articles of Incorporation and Bylaws, (b) a certificate of an officer of the Company representing certain matters in connection with the Common Stock, which representations we have assumed the validity of and relied on, and (c) such other matters as we have deemed necessary for this opinion.
     Based upon the foregoing, we are of the opinion that the shares of Common Stock to be offered and sold by the Company under the Registration Statement, when issued in accordance with the terms of the 2006 Plan, the 2005 Plan, as applicable, the Registration Statement, and the Company’s Board of Directors’ resolutions will be duly authorized and legally issued by the Company and fully paid and nonassessable. This opinion is limited to matters governed by the general corporation law of the State of Nevada as set forth in Chapter 78 of the Nevada Revised Statutes.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely, hale lane peek dennison and howard professional corporation

Hale Lane Peek Dennison and Howard
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